Exhibit 99.1

Pulse Electronics Announces Chairman and CEO Transition

Ralph E. Faison Resigns as Chairman and CEO; COO Alan H. Benjamin Appointed Interim CEO

John E. Major Named Interim Chairman of the Board

Company Provides Preliminary Q2 Results

SAN DIEGO--(BUSINESS WIRE)--July 16, 2014--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today announced that its Board of Directors has named Alan H. Benjamin, Chief Operating Officer of the company, as interim Chief Executive Officer, and John E. Major, lead independent member of Pulse’s Board of Directors, as interim Chairman of the Board, effective immediately. These appointments follow the resignation of Ralph E. Faison from his positions as Chairman of the Board, Chief Executive Officer and President of Pulse. Mr. Faison will continue to serve as a Senior Advisor to the company to allow for a smooth transition of his duties. The Board will immediately begin a search for a permanent Chief Executive Officer, which will include both internal and external candidates.

Mr. Major said, “On behalf of the Board, I would like to thank Ralph for his many contributions and service to Pulse during his tenure at the company. The Board is grateful for Ralph's vision and leadership of Pulse, and he has positioned Pulse on a clear path to continued growth and success. The Board and Ralph mutually agreed that now is the right time for a change in leadership as we capitalize on the recent restructuring of Pulse’s balance sheet, continue to reduce operating expenses and embark on the next phase of Pulse’s growth. We look forward to working with Alan as he assumes the role of interim CEO.”

Mr. Major continued, “Pulse is fortunate to have an executive of Alan’s caliber to step into the interim CEO role. His long tenure and exceptional knowledge of the company, our products and our markets, coupled with his extensive experience managing complex businesses and attention to driving results, will be extremely valuable to Pulse at a pivotal time in the company’s history.”

“I am honored to serve as interim CEO, and I welcome this opportunity to work with the Board and employees of Pulse to realize the full potential of the company,” said Mr. Benjamin. “Pulse is an innovative and exceptional company with outstanding products. I am grateful for having had the benefit of working with Ralph and look forward to building on the foundation he has laid. In addition, I am pleased to announce that the company expects net sales for the second quarter of 2014 of approximately $93.6 million, up 6.0 percent from $88.3 million in the prior-year quarter, and up 14.6 percent from $81.7 million in the first quarter.”

Mr. Faison said, “I would like to thank the Board of Directors and the employees of Pulse for the opportunity to lead the company over the last three years. As Senior Vice President and Chief Operating Officer, Alan is highly familiar with the company, its customers and its products, and is incredibly well positioned to serve as the interim CEO.

“This is the right moment for succession in leadership,” Mr. Faison said. “Now is the right time to put in place a new CEO to lead the company into the next phase of Pulse's growth.”

Alan H. Benjamin's Background

Alan H. Benjamin has served as Chief Operating Officer of Pulse since February 2011 and as Senior Vice President since May 2008. He joined Pulse in 1994, achieving roles with increasing responsibility over his tenure including President of the company's subsidiary, Pulse Electronics, Inc. (formerly known as Pulse Engineering, Inc.), Senior Vice President of the Signal Products Group, Vice President of the Telecommunications Division and Vice President of the European Business Unit. Prior to joining Pulse, Mr. Benjamin worked in various marketing, sales and engineering positions for Hewlett-Packard and Pacific Data Products. He holds a Bachelor of Science degree in Electrical Engineering from Duke University and is a graduate of Harvard’s Advanced Management Program.

John E. Major's Background

John E. Major is the president of MTSG, a strategic consulting and investment company. Previously, he served as the Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company, from 2000 to 2003, where he led the company’s successful IPO in November 2000. Prior to that, he was the CEO of Wireless Knowledge, in addition to serving in various executive and leadership positions at Qualcomm and Motorola. Mr. Major has served as a director of Pulse since May 2013 and also currently serves as lead director of the board of Broadcom Corporation and as a director of Littelfuse, Inc., Lennox International, Inc. and ORBCOMM Inc.

About Pulse Electronics Corporation

Pulse Electronics is a leading electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse Electronics has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The company serves the wireless and wireline communications, power management, military/aerospace and automotive industries. Pulse Electronics is a participating member of the IEEE, SFF, OIF, HDBaseT Alliance, CommNexus, and MoCA. Visit the Pulse Electronics website at www.pulseelectronics.com.

Safe Harbor

The preliminary financial and other data set forth in this press release has been prepared by, and is the responsibility of, the Company’s management. The foregoing information and estimates have not been compiled or examined by the company’s independent auditors nor have the company’s independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information and estimates are subject to revision as Pulse prepares its financial statements and other disclosures as of and for the three months ending June 27, 2014, including all disclosures required by U.S. GAAP. Because the company has not completed its normal quarterly closing and review procedures for the three months ending June 27, 2014, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months ending June 27, 2014 may differ materially from these estimates. These estimates should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance.

This press release contains statements, including projections of future business objectives and financial results, that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the company's current information and expectations. There can be no assurance these forward-looking statements, including, without limitation, the company’s expected results of operations, that the company will have the ability to execute its business strategy and grow its business or that orders will be filled, will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the company's SEC reports including, but not limited to, those discussed in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. All such risk factors are incorporated herein by reference as though set forth in full. The company undertakes no obligation to update any forward-looking statement.

Copyright © 2014 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Pulse Electronics Corporation
Jim Butler
Sr. Director of Finance and Treasurer
858-674-8183
jbutler@pulseelectronics.com